UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 28, 2007 (February 22, 2007)

St. Mary Land & Exploration Company

(Exact name of registrant as specified in its charter)

Delaware	001-31539	41-0518430
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1776 Lincoln Street, Suite 700, Denver, Colorado 80203

(Address of principal executive offices)                      (Zip Code)

Registrant’s telephone number, including area code: (303) 861-8140

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 28, 2007, St. Mary Land & Exploration Company (“the Company” or “St. Mary”) issued a press release which announced changes to the Board of Directors and an executive appointment. A copy of the press release is filed as Exhibit 99.1 to this report.

On February 22, 2007, Mr. Thomas E. Congdon, a member of the Board of Directors of St. Mary, informed the Company that he will not be standing for re-election as a director at the Company's 2007 annual meeting of stockholders to be held in May 2007, and will retire from the Board at that time after 40 years of service.

Mr. Mark Hellerstein’s retirement as Chief Executive Officer was effective February 23, 2007. Concurrent with Mr. Hellerstein’s transition to his new role as non-executive Chairman of the Board of Directors, Mr. Tony Best, previously President, was appointed Chief Executive Officer and President effective February 23, 2007. Mr. Best was also appointed to the Board of Directors. A brief description of Mr. Best’s business experience prior to joining the Company in June 2006 and a brief description of Mr. Best’s employment agreement and compensation arrangements with the Company were previously reported under Item 5.02 of a Current Report on Form 8-K filed by the Company on May 4, 2006, and are incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibit is filed as part of this report:

Exhibit 99.1	Press release, dated February 28, 2007, issued by St. Mary Land & Exploration Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ST. MARY LAND & EXPLORATION COMPANY

Date: February 28, 2007	By: /s/ MARK T. SOLOMON
Mark T. Solomon
Controller